EXHIBIT 23.3

To the Members

Linn Energy, LLC

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Linn Energy, LLC for the registration of 3,900,000 units representing limited liability company interests pertaining to the Linn Energy, LLC Long-Term Incentive Plan of our report dated August 1, 2005, with respect to the Statements of Revenue and Direct Operating Expenses of the Mt. V. Oil and Gas acquisition for the periods April 1, 2003 through December 31, 2003 and January 1, 2004 through May 7, 2004; our report dated April 27, 2005 with respect to the Statements of Revenue and Direct Operating Expenses of the Lenape Resources, Inc. acquisition for the period April 1, 2003 through July 31, 2003; our report dated August 1, 2005 with respect to the Statements of Revenue and Direct Operating Expenses of the Cabot Oil and Gas Corporation acquisition for the periods January 1, 2003 through September 30, 2003 and year ended December 31, 2002; and our report dated August 1, 2005 with respect to the Statements of Revenue and Direct Operating Expenses of the EMAX Oil Company acquisition for the periods January 1, 2003 through May 31, 2003 and year ended December 31, 2002 included in the prospectus as filed by Linn Energy, LLC with the Securities and Exchange Commission (File No. 333-125501) pursuant to Rule 424(b)(4) of the Securities Act of 1933 on January 13, 2006.

/s/ Toothman Rice, P.L.L.C.

Toothman Rice, P.L.L.C.
January 18, 2006